AMENDMENT TO
EMPLOYMENT AGREEMENT
THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Agreement”), is effective this 1st day of January, 2014 (the “Effective Date”) by and between Margot Carter, an individual resident of the State of Texas (the “Executive”) with a residence at [***], and RealPage, Inc., a Delaware corporation (the “Employer”), having its chief offices at 4000 International Parkway, Carrollton, Texas 75007.
WHEREAS, Executive and Employer entered into that certain Employment Agreement dated May 13, 2010 (the “Employment Agreement”); and
WHEREAS, Executive and Employer now wish to amend the Employment Agreement as of the Effective Date.
NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth below, the parties hereby agree as follows:

1.
Executive shall be entitled to receive, upon termination of employment following a Change In Control (as defined in the Plan) or a Business Combination Transaction, in addition to all other compensation payable under this Agreement following such Change In Control or Business Combination Transaction, all employee benefits to which Executive was entitled immediately prior to such termination, fully paid for the term of the severance Executive is entitled to upon such termination under this Agreement, plus a lump sum payment equal to Executive’s target annual bonus amount.

2.	Executive shall be entitled to receive $3,500 per annum in medical benefits to be used toward medical expenses, including annual physical examinations.
3.	Except as set forth herein, the Employment Agreement is hereby ratified and confirmed.
IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed this Amendment to Employment Agreement on the Signature Date.

REALPAGE, INC.
/s/ Stephen T. Winn
By: Stephen T. Winn
Its: President and Chief Executive Officer

Effective Date: 1/1/14
/s/ Margot Carter
Margot Carter, an individual